AMENDMENT TO
                           CO-ADMINISTRATION AGREEMENT

                                                              __, 2006

Credit Suisse Asset Management Securities, Inc.
466 Lexington Avenue
New York, New York  10017-3147

Dear Ladies and Gentlemen:

         In accordance with Section 7 of the Co-Administration Agreement, dated March 18, 2002 (the "Agreement"), between Credit Suisse Capital Funds (the "Trust"), and Credit Suisse Asset Management Securities, Inc. ("CSAMSI"), the Trust hereby notifies CSAMSI of the Trust's desire to amend Exhibit A of the Agreement to include the Credit Suisse Long-Short Market Neutral Fund, Credit Suisse U.S. Multi-Cap Research Fund and Credit Suisse Total Return Global Fund (the "Funds"), and to have CSAMSI render services as Co-Administrator under the terms of the Agreement with respect to the Funds.

         The annual co-administration fee with respect to each Fund shall be 0.10% of such Fund's average daily net assets.

         Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                                     Very truly yours,

                                                     CREDIT SUISSE CAPITAL FUNDS

                                                     By:
                                                        ------------------------
                                                        Name:
                                                        Title:

Acceptance:

CREDIT SUISSE ASSET MANAGEMENT
SECURITIES, INC.

By:
     ---------------------------------------
     Name:
     Title: